UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2014

LITHIA MOTORS, INC.

(Exact name of registrant as specified in its charter)

State of Oregon	001-14733	93-0572810
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

150 N. Bartlett St
Medford, OR 97501
(Address of principal executive offices)

(541) 776-6401

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 1, 2014, Lithia Motors, Inc. (the “Company”) entered into the Amended and Restated Loan Agreement (the “Amended Loan Agreement”) with U.S. Bank National Association as agent for the lenders, and U.S. Bank National Association; JPMorgan Chase Bank, N.A.; Toyota Motor Credit Corporation; American Honda Finance Corporation; Mercedes-Benz Financial Services USA LLC; TD Bank, N.A.; BMW Financial Services NA, LLC; Bank of America, N.A.; Capital One, N.A.; Bank of the West; KeyBank National Association; Ally Bank; Santander Bank, N.A.; VW Credit, Inc.; Nissan Motor Acceptance Corporation and Hyundai Capital America, as lenders. The prior Loan Agreement, dated effective April 17, 2012, as amended by the Second Amendment to the Loan Agreement dated effective December 16, 2013, provided for a total financing commitment of $1.0 billion, which would have expired in December 2018. The Amended Loan Agreement increased the total financing commitment to $1.7 billion (which can be expanded to $1.85 billion) and extended the expiration date of the credit facilities to October 2019. Under the Amended Loan Agreement, the initial allocation of the financing commitment is for (i) up to $150 million in used vehicle inventory floor plan financing (which could increase to a maximum of $250 million, an increase from a prior maximum of $200 million), (ii) a maximum of $300 million in revolving financing for the Company’s general corporate purposes, including acquisitions and working capital (an increase from a prior maximum of $200 million), and (iii) an aggregate of up to $1.25 billion in new vehicle inventory floor plan financing (an increase from a prior commitment of $700 million). The Amended Loan Agreement permits certain reallocations of the financing commitments provided that the used vehicle inventory floor plan commitment does not exceed $250 million, the revolving financing commitment does not exceed $300 million, and the sum of those commitments plus the new vehicle inventory floor plan financing commitment does not exceed the total aggregate financing commitment. The interest rate on the credit facility varies based on the type of debt, with the rate of one-month LIBOR plus 1.25% for new vehicle floor plan financing, one-month LIBOR plus 1.50% for used vehicle floor plan financing; and a variable interest rate on the revolving financing ranging from the one-month LIBOR plus 1.25% to 2.50%, depending on the Company’s leverage ratio.

A copy of the Amended Loan Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 1, 2014, Lithia Motors, Inc., an Oregon corporation (“Lithia”), completed the purchase of all of the issued and outstanding shares of the capital stock of DCH Auto Group (USA) Inc., a Delaware corporation (“DCH”), from DCH Auto Group (USA) Limited, a British Virgin Islands corporation (“Seller”), pursuant to the Stock Purchase Agreement (as amended, the “Agreement”) dated June 14, 2014 between Lithia and Seller. DCH owns and operates 27 stores located in California, New York and New Jersey.

Lithia purchased DCH for an initial purchase price of $669.5 million, comprised of $364 million in cash, the issuance of 268,770 shares of Lithia class A common stock, incurring $230 million of vehicle floorplan debt financing, and the assumption of non-floorplan debt of $53 million. The number of shares that Lithia issued was determined in accordance with the Agreement, which called for dividing $22.5 million by the volume-weighted average trading price of the shares in the 30 trading days ended September 30, 2014. The initial purchase price is subject to adjustment under the terms of the Agreement. A press release announcing the closing of the transaction is filed as Exhibit 99.1.

Lithia filed a copy of the Agreement as Exhibit 2.1 to its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2014 (the “10-Q”). Portions of Exhibit 2.1 to the 10-Q were redacted pursuant to Lithia’s request for confidential treatment that the SEC granted by order dated August 29, 2014. An un-redacted version of Exhibit 2.1 to the 10-Q is filed as Exhibit 2.1.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the purchase of DCH, on October 1, 2014 Lithia issued 268,770 shares of its Class A Common Stock to Seller. The number of shares issues was calculated by dividing $22.5 million by the volume-weighted average trading price of the shares in the 30 trading days ended September 30, 2014. The shares were issued to Seller, an accredited investor, in a transaction exempt from Section 4(a)(2) of the Securities Act of 1933. All of the shares will be held in an indemnity escrow, along with additional cash, to satisfy any indemnity claims by Lithia against Seller; the shares may not be transferred, except to Lithia to settle indemnity claims, for six months.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The historical financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is filed.

(b) Pro forma financial information.

The pro forma financial statements required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is filed.

(d) Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement dated June 14, 2014 between Lithia Motors, Inc. and DCH Auto Group (USA) Limited
10.1	Amended and Restated Loan Agreement dated effective as of October 1, 2014
99.1	Press Release dated October 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.

Dated: October 2, 2014

	By:	/s/ Christopher S. Holzshu
Christopher S. Holzshu
SVP, CFO and Secretary

Exhibit Index

Exhibit No.	Description
2.1	Stock Purchase Agreement dated June 14, 2014 between Lithia Motors, Inc. and DCH Auto Group (USA) Limited
10.1	Amended and Restated Loan Agreement dated effective as of October 1, 2014
99.1	Press Release dated October 1, 2014